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                                                                     EXHIBIT 4.5

                            IC GLOBAL SERVICES, INC.

                                 1998 STOCK PLAN


                      (Amended and Restated April 6, 1999)
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                                TABLE OF CONTENTS

                                                                            Page
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 1. Names and Purposes of the Plan .........................................   1

 2. Definitions ............................................................   1

 3. Administration of Plan .................................................   2
      (a) Procedure ........................................................   2
      (b) Limitations on Members of Board ..................................   3
      (c) Powers of the Board ..............................................   3
      (d) Effect of the Board's or Committee's Decision ....................   3

 4. Stock Subject to the Plan ..............................................   3

 5. Eligibility ............................................................   4

 6. Term of the Plan .......................................................   4

 7. Option Agreement and Option Period .....................................   4

 8. Price and Consideration ................................................   4
      (a) Price ............................................................   4
      (b) Fair Market Value ................................................   5
      (c) Form of Consideration ............................................   5
      (d) Promissory Notes .................................................   5
      (e) Surrendered Common Stock .........................................   5
      (f) Exercise/Sale ....................................................   5
      (g) Exercise/Pledge ..................................................   5

 9. Limit on Value of Incentive Options ....................................   6

10. Exercise of Option .....................................................   6
      (a) General Terms ....................................................   6
      (b) Survival of Options ..............................................   6
      (c) Partial Exercise .................................................   6
      (d) Time of Exercise .................................................   6
      (e) No Rights as Stockholder Until Exercise ..........................   6
      (f) Issuance of Share Certificates ...................................   6
      (g) Reduction of Shares Upon Exercise ................................   7

11. Termination of Employment; Death or Disability .........................   7
      (a) General ..........................................................   7
      (b) Death or Disability ..............................................   7
      (c) Definition of Termination ........................................   7

12. Non-Transferability of Options .........................................   7

13. Adjustment Upon Changes in Capitalization ..............................   7
      (a) Reorganizations, Recapitalizations, Etc. .........................   7
      (b) Corporate Transactions ...........................................   8
      (c) No Fractional Shares .............................................   8


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      (d) Binding Effect of Board Determinations ...........................   8
      (e) No Other Adjustments .............................................   8

14. Amendment and Termination of the Plan ..................................   8
      (a) Amendment and Termination ........................................   8
      (b) Effect of Termination ............................................   9

15. Conditions Upon Issuance of Shares .....................................   9

16. Reservation of Shares ..................................................   9

17. Taxes and Withholding of Taxes .........................................   9

18. Stockholder Approval of the Plan .......................................   9

19. Liability of Company ...................................................   9

20. Notices ................................................................   9

21. Terms and Conditions of Stock Purchase Rights ..........................  10
      (a) Stock issuance Agreement .........................................  10
      (b) Duration of Offers and Nontransferability of Rights ..............  10
      (c) Purchase Price ...................................................  10
      (d) Withholding Taxes ................................................  10
      (e) Restrictions on Transfer of Shares and Minimum Vesting ...........  10
      (f) Accelerated Vesting ..............................................  10

22. No Enlargement of Service Rights .......................................  10

23. Legends on Certificates ................................................  11
      (a) Federal Law ......................................................  11
      (b) State Legend .....................................................  11

24. Invalid Provisions .....................................................  11

25. Financial Reports ......................................................  11

26. Modification, Extension and Assumption of Options ......................  11

27. Repurchase of Vested Shares ............................................  11

28. Governing Law ..........................................................  12


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      1. Names and Purposes of the Plan. The Plan provides for the granting of options that are intended to qualify as incentive stock options within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended, and options that are not intended to so qualify. The Plan also provides for the grant of Stock Purchase Rights. The purposes of the Plan are: (a) to attract and retain the best available people for positions with the Company; and (b) to provide additional incentive to Employees, Outside Directors and Consultants of the Company and any future Parents and Subsidiaries, and to promote the success of the Company's business.

      2. Definitions. For purposes of the Plan, the following terms will have the respective meanings indicated:

            (a) "Board" shall mean the Board of Directors of the Company.

            (b) "Buy-Sell Provisions" shall mean the buy-sell provisions which are to be a condition of purchasing Optioned Shares upon the exercise of an Option under the Plan.

            (c) "Code" shall mean the Internal Revenue Code of 1986, as amended.

            (d) "Common Stock" shall mean the common stock of the Company.

            (e) "Committee" shall mean the committee appointed by the Board in accordance with Paragraph 3(a) of this Plan, if one is appointed.

            (f) "Consultant" shall mean a person who performs bona fide services for the Company, a Parent or a Subsidiary as a consultant or advisor, excluding Employees and Outside Directors.

            (g) "Corporate Transaction" shall mean the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; or the sale, transfer or other disposition of all or substantially all of the Company's assets. A transaction shall not constitute a Corporate Transaction if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

            (h) "Eligible Person" shall mean a person eligible to be granted Options pursuant to Paragraph 5 hereof or Stock Purchase Rights pursuant to Paragraph 21 hereof.

            (i) "Employee" shall mean any person, including an officer or director, who is an employee (within the meaning of Section 422 of the Code) of the Company, any Parent, any Subsidiary or any Successor Corporation to any of the foregoing.

            (j) "Incentive Option" shall mean an incentive stock option as defined in Section 422(b) of the Code.

            (k) "Non-Statutory Option" shall mean an option which does not qualify as an Incentive Option.

            (l) "Option" shall mean a stock option granted pursuant to the Plan, whether an Incentive Option or a Non-Statutory Option.

            (m) "Option Agreement" shall mean an agreement evidencing an Option.

            (n) "Option Grant Date" shall mean the date on which an Option is granted by the Board.


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            (o) "Option Period" shall mean the period in which an Option may be exercised, to be established by the Board, subject to Paragraph 7 hereof.

            (p) "Option Price" shall mean the per share price of Shares (as hereinafter defined) to be issued pursuant to an Option, as determined by the Board subject to Paragraph 8 hereof.

            (q) "Optioned Stock" shall mean the Common Stock subject to an Option granted pursuant to the Plan.

            (r) "Optionee" shall mean an Eligible Person who receives an Option.

            (s) "Outside Director" shall mean a member of the Board of Directors who is not an Employee.

            (t) "Parent" shall mean a "parent corporation" as defined in Section 424(e) of the Code.

            (u) "Plan" shall mean this IC Global Services, Inc. 1998 Stock Plan.

            (v) "Predecessor Corporation" shall mean a corporation which is a party to a transaction described in Code Section 424(a) (or which would be so described if a substitution or assumption under such section had been effected) with the Company, a Parent, a Subsidiary or a predecessor corporation of any such corporations.

            (w) "Purchaser" shall mean a person to whom the Board has offered the right to acquire Shares under the Plan (other than upon exercise of an Option).

            (x) "Purchase Price" shall mean the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option), as specified by the Board.

            (y) "Service" shall mean service as an Employee, Outside Director or Consultant.

            (z) "Share" shall mean a share of Common Stock, as adjusted in accordance with Paragraph 13 of this Plan.

            (aa) "Stock Issuance Agreement" shall mean the agreement between the Company and a Purchaser who acquires Shares under the Plan (other than upon exercise of an Option) that contains the terms, conditions and restrictions pertaining to the acquisition of such Shares.

            (bb) "Stock Purchase Agreement" shall mean an agreement that is to be executed as a condition of purchasing Optioned Stock upon exercise of an Option as provided in this Plan.

            (cc) "Stock Purchase Right" shall mean the right to purchase Shares pursuant to Paragraph 21.

            (dd) "Subsidiary" shall mean a subsidiary corporation as defined in
Section 424(f) of the Code.

            (ee) "Successor Corporation" shall mean the corporation which acquires the outstanding stock or assets of the Company in a Corporate Transaction.

      3. Administration of Plan.

            (a) Procedure. The Plan shall be administered by the Board. The Board may appoint a Committee consisting of not less than two (2) members of the Board to administer the Plan on behalf of the Board, subject to such terms and conditions as the Board may prescribe. Once appointed, the Committee shall continue to serve until otherwise directed by the Board. From time to time, the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in


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substitution therefor, fill vacancies, however caused, and remove all members of the Committee, and thereafter, directly administer the Plan. Any references herein to the Board shall refer to the Committee, if one is appointed, to the extent of the Committee's authority.

            (b) Limitations on Members of Board. Members of the Board who either are eligible for Options or have been granted Options may vote on any matters affecting the administration of the Plan or the grant of any Options pursuant to the Plan, except that no such member shall act in connection with an Option granted to himself or herself, but any such member may be counted in determining the existence of a quorum at any meeting of the Board during which action is taken with respect to Options of such member.

            (c) Powers of the Board. Subject to the provisions of the Plan, the Board shall have the authority, in its discretion, to make all determinations necessary or advisable for the administration of the Plan including, without limitation:

                     (i) to determine, upon review of relevant information, the then fair market value per Share of Common Stock so long as the Common Stock is neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market.

                     (ii) to determine the Option Price of the Options or Purchase Price of Stock Purchase Rights to be granted, subject to the provisions of Paragraph 8 of this Plan;

                     (iii) to determine the Eligible Persons to whom, and the time or times at which, Options or Stock Purchase Rights shall be granted, and the size of each such grant;

                     (iv) to determine whether Options granted hereunder shall be Incentive Options or Non-Statutory Options;

                     (v) to prescribe, amend and rescind rules and regulations relating to the Plan;

                     (vi) to determine the terms and provisions of each Option or Stock Purchase Right granted under the Plan, which terms and conditions need not be identical, and to modify or amend each Option or Stock Purchase Right, with consent of the Optionee or Purchaser;

                     (vii) to construe and interpret the Plan, the Option Agreements, the Stock Purchase Agreements, and any other agreement provided for hereunder; and

                     (viii) to authorize any person to execute on behalf of the
                            Company any instrument required to effectuate the grant of an Option or Stock Purchase Right previously granted by the Board or to take such other actions as may be necessary or advisable with respect to the Company's rights pursuant to the Option, Stock Purchase Right, Option Agreement, Stock Purchase Agreement, Stock Issuance Agreement or any other agreement approved hereunder.

            (d) Effect of the Board's or Committee's Decision. All decisions, determinations and interpretations of the Board, or the Committee at the direction of the Board, regarding the Plan shall be final and binding on all Optionees and Purchasers and any other holders of Shares issued under the Plan.

      4. Stock Subject to the Plan. Subject to the provisions of Paragraph 13 of the Plan, the maximum aggregate number of Shares which may be issued under the Plan is One Million Eight Hundred Ninety-Nine Thousand Seven Hundred Twenty-Nine (1,899,729) Shares. This constitutes an absolute cumulative limitation on the total number of Shares that may be optioned or granted under a Stock Purchase Right under the Plan and,


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therefore, at any particular date the maximum aggregate number of Shares which may be optioned or granted under a Stock Purchase Right under the Plan is equal to Two Hundred Fifty Thousand (250,000) Shares minus the number of Shares previously optioned under the Plan and Shares that were issued under the exercise of an Option or Stock Purchase Right. Shares that are not purchased by the Optionee prior to the expiration of the applicable Option Period or Shares that are issued and subsequently repurchased by the Company pursuant to the Buy-Sell Provisions or otherwise shall again become available to be covered by Options or Stock Purchase Rights to be issued hereunder and shall not, as of the effective date of such expiration, be counted as having been previously optioned or issued for purposes of the above-described maximum number of Shares which may be issued hereunder.

      5. Eligibility. Options and Stock Purchase Rights may be granted to any Employee, Outside Director or Consultant who is designated by the Board in its discretion. Only Employees may be granted Incentive Options. Employees, Outside Directors and Consultants may be granted Non-Statutory Options and Stock Purchase Rights.

      6. Term of the Plan. The Plan shall become effective immediately upon the earlier to occur of its adoption by the Board or its approval by vote of a majority of the outstanding Shares of the Company entitled to vote on the adoption of such Plan. The Plan shall continue in effect until ten (10) years from its respective date of establishment unless sooner terminated under Paragraphs 13, 14 or 18 of this Plan. No Option or Stock Purchase Right may be granted under the Plan after its expiration.

      7. Option Agreement and Option Period. Each Option granted pursuant to the Plan shall be evidenced by an Option Agreement. Unless otherwise expressly provided in this Plan, each Option shall expire and all rights thereunder shall cease to exist at the expiration of the Option Period which shall in no event be more than ten (10) years after the Option Grant Date as fixed by the Board, subject in all cases to earlier expiration as provided in Paragraph 11 of this Plan, Notwithstanding the foregoing, the term of each Incentive Option granted to an Employee who, at the time the Incentive Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary (determined as required by the Code as applied to Incentive Options) shall not be more than five (5) years from the Option Grant Date.

      8. Price and Consideration.

            (a) Price. The per Share Option Price and the per share Purchase Price for the Shares to be issued under the Plan shall be such price as is determined by the Board but shall be subject to the following:

                  (i) with respect to Incentive Options:

                        (A) the Option Price shall in no event be less than one hundred percent (100%) of the fair market value per Share of the Company's Common Stock on the Option Grant Date, as determined by the Board; and

                        (B) granted to an Employee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent, Subsidiary or Predecessor Corporation (determined as required by the Code as applied to Incentive Options), the Option Price shall be at least one hundred ten percent (110%) of the fair market value per Share of the Company's Common Stock as of the Option Grant Date, as determined by the Board;

                  (ii) with respect to Non-Statutory Options and Stock Purchase
Rights:

                        (A) the Option Price and Purchase Price shall in no event be less than eighty-five percent (85%) of the fair market value per Share of the Company's Common Stock on the Option Grant Date or the date on which the Stock Purchase Right is granted, as determined by the Board; and

                        (B) granted to an Optionee or Purchaser who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of Stock of the Company or any Parent, Subsidiary or Predecessor Corporation, the Option Price shall be at least one


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hundred ten percent (110%) and the Purchase Price shall be at least one hundred percent (100%) of the fair market value per Share of the Company's Common Stock on the Option Grant Date or the date on which the Stock Purchase Right is granted, as determined by the Board.

            (b) Fair Market Value. As provided herein, the "fair market value" shall be determined by the Board; provided, however, that where there is a public market for the Common Stock, the fair market value per Share shall be the mean of the bid and asked prices (or the closing price per share if the Common Stock is listed on the National Association of Securities Dealers Automated Quotation National Market System of the Common Stock for the date of grant, as reported in the Wall Street Journal (or, if not so reported, as otherwise reported by the Nasdaq System) or, in the event the Common Stock is listed on a stock exchange, the fair market value per Share shall be the closing price on such exchange on the date of grant of the Option or Stock Purchase Right, as reported in the Wall Street Journal.

            (c) Form of Consideration. The form of consideration to be paid for the Shares to be issued upon exercise of an Option or Stock Purchase Right, including the method of payment, shall be determined by the Board and may consist of cash, check, money order, promissory notes, Service previously rendered or the surrender of Shares having a fair market value on the date of surrender equal to the purchase price of the Shares, a combination thereof, or such other consideration and method of payment for the issuance of Shares as is permitted under applicable law.

            (d) Promissory Notes. If the consideration for the Option Price or Purchase Price is a promissory note, such note shall be a full recourse promissory note executed by the Optionee or Purchaser. If a promissory note is given as consideration, the Company may retain the Shares purchased upon exercise of the Option or Stock Purchase Right in escrow as security for payment of the amount due under the promissory note. The par value of the Shares, if newly issued, shall be paid in cash or cash equivalents. The interest rate payable under the terms of the promissory note shall not be less than the minimum rate (if any) required to avoid the imputation of additional interest under the Code. Subject to the foregoing, the Board (at its sole discretion) shall specify the term, interest rate, amortization requirements (if any) and other provisions of such note.

            (e) Surrendered Common Stock. If the consideration for the Option Price or Purchase Price is the surrender of previously acquired and owned Shares of the Company, the Optionee or Purchaser will be required to make representations and warranties satisfactory to the Company regarding the Optionee's or Purchaser's title to the Shares used to effect the purchase including, without limitation, representations and warranties that the Optionee or Purchaser has good and marketable title to such Shares free and clear of any and all liens, encumbrances, charges, equities, claims, security interests, options or restrictions and has full power to deliver such Shares without obtaining the consent or approval of any person or governmental authority other than those which have already given consent or approval in a form satisfactory to the Company. The value of the Shares used to effect the purchase shall be the fair market value of those Shares as determined by the Board.

            (f) Exercise/Sale. To the extent that an Option Agreement so provides, and if the Shares are publicly traded, payment may be made all or in part by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company in payment of all or part of the Option Price and any withholding taxes.

            (g) Exercise/Pledge. To the extent that an Option Agreement so provides, and if the Shares are publicly traded, payment may be made all or in part by the delivery (on a form prescribed by the Company) of an irrevocable direction to pledge Shares to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of all or part of the Option Price and any withholding taxes.

      9. Limit on Value of Incentive Options. The aggregate fair market value (determined as of the Option Grant Date of each Option) of the Shares with respect to which Incentive Options are exercisable for the first time by the Optionee during any calendar year shall not exceed One Hundred Thousand Dollars ($100,000), as determined pursuant to Section 422(d)(3) of the Code.

      10. Exercise of Option.


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            (a) General Terms. Any Option granted hereunder shall be exercisable at such times and under such conditions as may be determined by the Board, which conditions may include, without limitation, performance criteria with respect to the Company and/or the Optionee or provisions for vesting over a period of time conditioned upon continued Service. In all events, in order to exercise an Option hereunder the Optionee shall execute a Stock Purchase Agreement and shall deliver the required (or permitted) consideration to the Company. As a condition to the exercise of an Option, the Board may require the Optionee pursuant to the Option Agreement to agree to restrictions on the sale or other transfer of ownership of the Common Stock acquired by an Optionee or to sell such Shares to the Company upon termination of Service. In the case of an Optionee who is not an officer of the Company, an Outside Director or a Consultant, an Option shall become exercisable at least as rapidly as 20% per year over the five-year period commencing on the Grant Date. Subject to the preceding sentence, the exercisability provisions of any Option Agreement shall be determined by the Board at its sole discretion.

            (b) Survival of Options. Once an Option is granted, it may not be terminated or cancelled prior to expiration of the Option Period set forth in the Option Agreement; provided, however, that (i) an Option will terminate upon termination of the Optionee's Eligible Person status as provided in the Option Agreement pursuant to Paragraph 11 of this Plan; (ii) in no event shall the Option term exceed 120 months from the Option Grant Date; and (iii) the occurrence of a merger, reorganization. sale or other event as described in Paragraph 13(b) of this Plan may result in termination of the Plan and Options issued in accordance with the terms of Paragraph 13(b).

            (c) Partial Exercise. An Option may be exercised from time to time during the term of the Option in accordance with the provisions of the Plan as to all or any portion of the Shares then exercisable under an Option. An Option may not be exercised for a fraction of a Share.

            (d) Time of Exercise. An Option shall be deemed to be exercised when the Company has received at its principal business office: (i) written notice of such exercise in accordance with the terms of the applicable Option Agreement and given by the person entitled to exercise the Option; (ii) full payment for the Shares with respect to which the Option is exercised; (iii) the executed Stock Purchase Agreement; and (iv) any other representations or agreements required by the terms of this Plan or the Option Agreement. Full payment may consist of such consideration as is authorized by the Board as provided hereunder.

            (e) No Rights as Stockholder Until Exercise. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares for which the Option is exercised, no right to receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance of the stock certificate evidencing the shares for which the Option is exercised, except as provided in Paragraph 13 of this Plan.

            (f) Issuance of Share Certificates. As soon as practicable after any proper exercise of an Option in accordance with the provisions of this Plan and payment in full for the exercised Shares, the Company shall deliver to the Optionee at the principal business office of the Company, or such other place as shall be mutually acceptable, a certificate or certificates representing the Shares of Common Stock as to which the Option has been exercised, The time of issuance and delivery of the certificate(s) representing the Shares of Common Stock may be postponed by the Company for such period as may be required for it, with reasonable diligence, to comply with any applicable listing requirements of any national or regional securities exchange and any law or regulation applicable to the issuance and delivery of such Shares.

            (g) Reduction of Shares Upon Exercise. Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

      11. Termination of Employment; Death or Disability.

            (a) General. If an Optionee ceases to be an Eligible Person then, except as provided in this Paragraph 11(a) or Paragraph 11(b) hereof, any Option of the Optionee issued under the Plan, whether vested or non-vested, shall terminate upon the terms set forth in the Option Agreement between the Company and such Eligible Person. Unless such Option Agreement provides otherwise, however, upon termination of the Optionee's


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Eligible Person status, any Option of the Optionee may be exercised no later than the earlier of (i) thirty (30) days following the date of termination of Eligible Person status; or (ii) the time such Option expires by its terms, to the extent the Option was vested and exercisable on the date of termination of Eligible Person status.

            (b) Death or Disability. If an Optionee dies or becomes disabled, the Optionee or such person or persons to whom the Optionee's rights under the Option shall pass by the Optionee's will or by the laws of descent and distribution, may exercise the Option to the extent it was vested and exercisable on the date of death or disability no later than the earlier of (i) six (6) months following the date of such death or disability; or (ii) the time the Option expires by its terms.

            (c) Definition of Termination. For purposes of the Plan, except as provided in Paragraph 11(b) hereof, an Employee shall be deemed terminated as an Eligible Person when such Employee's employment is deemed to no longer continue within the meaning of Code Section 422 and the rules and regulations thereunder. An Eligible Person who is not an Employee shall be deemed terminated when such person no longer provides Service.

      12. Non-Transferability of Options. The Options and any rights and privileges granted under any Option Agreement are not transferable by the Optionee, either voluntarily or by operation of law, other than by will and the laws of descent and distribution and shall be exercisable during Optionee's lifetime only by Optionee.

      13. Adjustments Upon Changes in Capitalization.

            (a) Reorganizations, Recapitalizations, Etc. If the outstanding Shares of the Company are increased, decreased, changed into or exchanged for a different number or kind of Shares of securities of the Company through reorganization, recapitalization, reclassification, stock dividend (but only on Common Stock), stock split, reverse stock split or other similar transaction, or, if any other increase or decrease occurs in the number of Shares of the Company without the receipt of consideration by the Company, then an appropriate and proportional adjustment shall be made in: (i) the number and kind of Shares covered by each outstanding Option; (ii) the number and kind of Shares available for future grant of Options or Stock Purchase Rights; and (iii) the exercise price per Share of Stock covered by each such outstanding Option. The granting of stock options or bonuses to Eligible Persons and the conversion of any convertible securities of the Company shall not be deemed to have been "effected without the receipt of consideration" for the purposes of this Paragraph 13. Any new Shares that are made available or issued as a result of the appropriate adjustments under this Paragraph (a) shall immediately become subject to the terms and restrictions of the Plan, and Stock Option Agreement, Stock Purchase Agreement (including the Buy-Sell Provision) and the Stock Issuance Agreement, as applicable. Furthermore, and notwithstanding the foregoing, no adjustment need be made under this Paragraph 13 if, upon the advice of counsel, the Board determines that such adjustment may result in federal taxable income to the holders of Options or Common Stock or other classes of the Company's securities.

            (b) Corporate Transactions. Unless the applicable Stock Option Agreement provides otherwise, in the event of a Corporate Transaction that occurs before the Optionee's Service terminates, the Options may be assumed or comparable options or awards substituted by the Successor Corporation, or a parent or subsidiary thereof. The determination of option or award comparability shall be made by the Board, and its determination shall be final, binding and conclusive. In the event that such Successor Corporation refuses to assume all Options on to substitute the Options with comparable options, the Options shall become fully vested and exercisable immediately before the closing of the Corporate Transaction. In any event, if the Options are not assumed or substituted and were not exercised prior to the closing of the Corporate Transaction, the Options will then terminate and cease to be exercisable on the closing date of the Corporate Transaction. For purposes of this Paragraph, an Option granted under the Plan shall be deemed to be assumed if, following a sale of assets or merger, the Option confers the right to purchase, for each Share of Optioned Stock subject to the Option immediately prior to such sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each Share held on the effective date of the Corporate transaction (and, if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the sale of assets or merger was not solely Common Stock of the Successor Corporation or its parent or subsidiary, the Board may, with the consent of the Successor Corporation and the Optionee, provide for the per share consideration to be received upon exercise of the Option to be solely Common Stock of the Successor Corporation or its parent or subsidiary equal in fair market value (determined as set forth in Section 8(b) hereof) to the per share consideration received by holders of Common Stock in the sale of assets or merger. The Company can give no assurance that any Options will be assumed or comparable options substituted by the Successor Corporation or its parent or subsidiary.

            (c) No Fractional Shares. No fractional Shares shall be issuable on account of any action or occurrence under this Paragraph 13, and the aggregate number of Shares into which Shares then covered by an Option, when changed as the result of such action or occurrence, shall be reduced to the largest number of whole Shares resulting from such action.

            (d) Binding Effect of Board Determinations. All adjustments under this Paragraph 13 shall be made by the Board, whose determination in that respect shall be final and binding.

            (e) No Other Adjustments. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to the Plan or any Options.

      14. Amendment and Termination of the Plan.

            (a) Amendment and Termination, The Board may at any time and from time to time suspend or terminate the Plan. The Board may also amend or revise the Plan from time to time in such respects as the Board may deem advisable, but any suspension, termination or revision of the Plan shall not affect the terms of any Option or Stock Purchase Right previously granted under the Plan, unless such suspension, termination on revision is pursuant to Paragraph 13(b) of this Plan. Furthermore, without approval of the holders of the majority of the outstanding Shares of the Company's Common Stock, no such revision or amendment by the Board shall amend the Plan so as to:

                  (i) Increase the number of Shares subject to the Plan other than in connection with an adjustment under Paragraph 13 of this Plan; or

                  (ii) Extend the term of the Plan beyond that provided in Paragraph 6 hereof.

            If required by applicable law, stockholder approval shall be obtained of any amendments to the Plan.

            (b) Effect of Termination. Except as otherwise provided in Paragraph 13 hereof, without the written consent of the Optionee, any such termination of the Plan pursuant to this Paragraph 14 shall not affect Options or Stock Purchase Rights already granted and such Options or Stock Purchase Rights shall remain in full force and effect as if the Plan had not been terminated.

      15. Conditions Upon Issuance of Shares. Options and Stock Purchase Rights granted under the Plan are conditioned upon the Company obtaining any required permit, if any, from appropriate governmental agencies, authorizing the Company to grant such Options and Stock Purchase Rights upon terms and conditions acceptable to the Company. Shares shall not be issued with respect to an Option or Stock Purchase Right granted under the Plan unless the exercise of such Option or Stock Purchase Right and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder by the United States government, the requirements of any stock exchange upon which the Shares may then be listed, and any applicable state laws and regulations and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an Option or a Stock Purchase Right, the Board may require the person exercising such Option or Stock Purchase Right to execute any agreements approved by the Board, and may require the person exercising such Option or Stock Purchase Right to make any representation and warranty to the Company as may, in the judgment of counsel to the Company, be required under applicable laws or regulations.

      16. Reservation of Shares. During the term of the Plan, the Company will at all times reserve and keep available the number of Shares as shall be sufficient to satisfy the requirements of the Plan. During the term of the Plan, the Company will use its best efforts to seek to obtain from appropriate regulatory agencies any requisite authorization in order to issue and sell such number of Shares as shall be sufficient to satisfy the requirements of the Plan. The inability of the Company to obtain from any such regulatory agency the requisite authorization(s) deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, or the inability of the Company to confirm to its satisfaction that any issuance and sale of any Shares hereunder will meet applicable legal requirements, shall relieve the Company of any liability in respect to the non-issuance or sale of such Shares as to which such requisite authority shall not have been obtained.

      17. Taxes and Withholding of Taxes.

            The grant of Options hereunder and the issuance of Shares pursuant to the exercise of such Options on Stock Purchase Rights are conditioned upon the Company reservation of the right to withhold, in accordance with any applicable law, from any compensation payable to the Optionee or Purchaser any taxes required to be withheld by federal, state, local or foreign law as a result of the grant or exercise of such Options or Stock Purchase Rights.

      18. Stockholder Approval of the Plan. Continuance of the Plan shall be subject to approval by the holders of the outstanding voting stock of the Company in accordance with applicable law within twelve (12) months before or after the date the Plan is adopted by the Board. Any Options granted under the Plan prior to obtaining such stockholder approval shall be granted upon the conditions that the Options so granted: (a) shall not be exercisable prior to such approval; and (b) shall become null and void ab initio if such stockholder approval is not obtained.

      19. Liability of Company. The Company, its Parent or any Subsidiary, in existence or which hereafter comes into existence, will not be liable to an Optionee granted an Incentive Option or other person if it is determined for any reason by the Internal Revenue Service or any court having jurisdiction that any Incentive Options granted hereunder are not incentive stock options under the Code.

      20. Notices. Any notice to be given to the Company pursuant to the provisions of the Plan shall be delivered personally and addressed to the Company at its principal office and any notice to be given to an Optionee or Purchaser shall be delivered personally or addressed to such Optionee or Purchaser at the address last given to the Company by such Optionee or Purchaser in writing. Any notice under this Agreement shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, registered or certified, and deposited, postage and registry or certification fee prepaid, in a post office, branch post office on mailbox regularly maintained by the United States Postal Service. It shall be the obligation of each Optionee and Purchaser and each transferee holding Shares to give written notice of such person's direct mailing address to the Company.

      21. Terms and Conditions of Stock Purchase Rights.

            (a) Stock Issuance Agreement. Each award or sale of Shares under the Plan (other than upon exercise of an Option) shall be evidenced by a Stock Issuance Agreement between the Purchaser and the Company. Such award or sale shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Board deems appropriate for inclusion in a Stock Issuance Agreement. The provisions of the various Stock Issuance Agreements entered into under the Plan need not be identical.

            (b) Duration of Offers and Nontransferability of Rights. Any right to acquire Shares under the Plan (other than an Option) shall automatically expire if not exercised by the Purchaser within 30 days after the grant of such right was communicated to the Purchaser by the Company. Such right shall not be transferable and shall be exercisable only by the Purchaser to whom such right was granted.

            (c) Purchase Price. The Purchase Price of Shares to be offered under the Plan and the form of payment are described in Paragraph 8.

            (d) Withholding Taxes. As a condition to the exercise of the Stock Purchase Right and the purchase of Shares, the Purchaser shall make such arrangements as the Board may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such purchase.

            (e) Restrictions on Transfer of Shares and Minimum Vesting. Any Shares awarded or sold under the Plan shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Board may determine. Such restrictions shall be set forth in the applicable Stock Issuance Agreement and shall apply in addition to any restrictions that may apply to holders of Shares generally. In the case of a Purchaser who is not an officer of the Company, an Outside Director or a Consultant, any right to repurchase the Purchaser's Shares at the original Purchase Price (if any) upon termination of the Purchaser's Service shall lapse at least as rapidly as 20% per year over the five-year period commencing on the date of the award or sale of the Shares. Any such right may be exercised only within 90 days after the termination of the Purchaser's Service for cash or for cancellation of indebtedness incurred in purchasing the Shares.

            (f) Accelerated Vesting. Unless the applicable Stock Issuance Agreement provides otherwise, any right to repurchase a Purchaser's unvested Shares at the original Purchase Price (if any) upon termination of the Purchaser's Service shall lapse and all of such Shares shall become vested if
(i) the Company is subject to a Corporate Transaction before the Purchaser's Service terminates and (ii) the repurchase right is not assigned to the Successor Corporation or to its parent or subsidiary.

      22. No Enlargement of Service Rights. The establishment and maintenance of the Plan is purely voluntary on the part of the Company, and the continuance of the Plan shall not be deemed to constitute a contract between the Company and any Optionee or Purchaser, or to be consideration for or a condition of the Service of any Optionee or Purchaser. Nothing contained in the Plan shall be deemed to give any Optionee or Purchaser the right to be retained in the Service of the Company, its Parent, Subsidiary or a Successor Corporation, or to interfere with the right of the Company or any such corporations to discharge or retire any Optionee or Purchaser at any time for any reason, with or without cause.

      23. Legends on Certificates.

            (a) Federal Law, All certificates evidencing Shares issued under the Plan shall bear the following legend:

      "THE SHARES REPRESENTED HEREBY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF WRITTEN AGREEMENTS BETWEEN THE COMPANY AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES). SUCH AGREEMENTS GRANT TO THE COMPANY CERTAIN RIGHTS OF FIRST REFUSAL UPON AN ATTEMPTED TRANSFER OF THE SHARES AND CERTAIN REPURCHASE RIGHTS UPON TERMINATION OF SERVICE WITH THE COMPANY. THE SECRETARY OF THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENTS TO THE HOLDER HEREOF WITHOUT CHARGE."

All certificates evidencing Shares in an unregistered transaction shall bear the following legend (and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law):

      "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

            (b) State Legend. If required by applicable state authorities, each certificate representing the Options and Shares issuable under the Plan shall be endorsed on its face with any legends required by such authorities.

      24. Invalid Provisions. In the event that any provision of the Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability shall not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

      25. Financial Reports. The Company each year shall furnish to Optionees, Purchasers and stockholders who have received Shares under the Plan its balance sheet and income statement, unless such Optionees, Purchasers or stockholders are key Employees whose duties with the Company assure them access to equivalent information. Such balance sheet and income statement need not be audited.

      26. Modification, Extension and Assumption of Options. Within the limitations of the Plan, the Board may modify, extend or assume outstanding Options or may accept the cancellation of outstanding Options (whether granted by the Company or another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Option Price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, impair the Optionee's rights or increase the Optionee's obligations under such Option. In connection with a corporate reorganization, merger, consolidation, acquisition or similar event, the Board may also assume or substitute outstanding options granted by the Company or by another issuer for options granted under the Plan, in compliance with Section 424 of the Code.

      27. Repurchase of Vested Shares, In the event that the Company elects to repurchase any vested Shares upon a termination of Service, the Company shall pay to the Optionee (or Purchaser) the higher of the Option Price (or Purchase Price) and the fair market value of such Shares on the date this Company exercises its repurchase right. Such repurchase right shall be exercised within sixty (60) days after termination of Service.

      28. Governing Law. The Plan shall be governed and construed in accordance with the laws of Delaware (except for its choice-of-law provisions).